Exhibit 99.1

Contacts:

Cubist Pharmaceuticals, Inc.	Fleishman-Hillard, Inc.
Eileen C. McIntyre	Jonathan R. Potter
Senior Director, Corporate Communications	(212) 453-2406
(781) 860-8533	potterj@fleishman.com
eileen.mcintyre@cubist.com

TAMARA JOSEPH TO SUCCEED CHRISTOPHER GUIFFRE AS

CUBIST PHARMACEUTICALS’ GENERAL COUNSEL

Lexington, MA, March 24, 2008 — Cubist Pharmaceuticals, Inc. (NASDAQ:  CBST) today announced that Tamara Joseph will join the company on April 30, 2008, as Senior Vice President, General Counsel and Secretary.  Ms. Joseph has broad legal experience in the pharmaceutical industry, including 18 years of experience in the U.S., UK, France, and Belgium.  She joins Cubist from Mayne Pharma Ltd., where she has served as Executive Vice President, General Counsel and Company Secretary.

“Tamara Joseph brings a breadth of industry experience that will be important assets for Cubist as we continue to grow as an acute care biopharmaceutical company, “ said Mike Bonney, President and Chief Executive Officer. “She has held leadership roles with companies larger than Cubist, all of which had international scope.”

While at Mayne, Ms. Joseph had overall responsibility for the legal function and played a key role on the global executive team. Ms. Joseph gained considerable experience at Mayne in developing strategies for patent challenges, and mergers and acquisitions.  Prior to Mayne, Ms. Joseph was a Non-Executive Board member of LTK Farma S.A.S., Paris, Vice President and General Counsel of Transkaryotic Therapies, Inc. and Vice President, International Legal at Biogen Idec, Inc.  She was also an Associate at the law offices of Morrison & Foerster in New York, Los Angeles and Brussels, where she handled litigation, intellectual property, and commercial law matters.  Prior to joining Morrison & Foerster, Ms. Joseph was an Associate at Fried, Frank, Harris, Shriver & Jacobson in New York.  She received a B.A. from Duke University, a J.D. from the University of Michigan Law School, and LLM degrees from the College of Europe and from the University of Paris.  She is admitted to practice law in New York, California, England and Wales.

Ms. Joseph will succeed Christopher D.T. Guiffre, Cubist’s current Senior Vice President, General Counsel and Secretary.  Mr. Guiffre was Cubist’s first General Counsel, and he played a significant role as a member of the company’s executive team.  He was instrumental in Cubist’s successful transition from a research and development company to a fully integrated biopharmaceutical company. Along with the legal function, Mr. Guiffre built the Compliance, Risk Management, Internal Audit and Government Affairs functions, and he also provided oversight to the Regulatory Affairs, Quality Assurance, and Quality Control functions. Mr. Guiffre served as Vice President, General Counsel and Secretary from 2001 to 2003 and Senior Vice President, General Counsel and Secretary from 2004 to the present.

Of Mr. Guiffre’s departure, Mike Bonney said, “Chris Guiffre has provided Cubist with important guidance and a strong foundation in his role as General Counsel during formative years for Cubist as a fully integrated commercial organization. We thank him in particular for his contributions to building an organization that is committed to high standards of good corporate governance.”

As part of Cubist’s commitment to succession planning, Mr. Guiffre recruited Ms. Joseph to Cubist and he will remain with the company until the end of May to assist Ms. Joseph in executing a smooth and orderly transition.

About Cubist

Cubist Pharmaceuticals, Inc. is a biopharmaceutical company focused on the research, development, and commercialization of pharmaceutical products that address unmet medical needs in the acute care environment.  In the U.S., Cubist markets CUBICIN® (daptomycin for injection), the first antibiotic in a new class of anti-infectives called lipopeptides.  The Cubist product pipeline includes pre-clinical programs that address unmet medical need in Gram-positive infections, Gram-negative infections, CDAD (Clostridium difficile-associated diarrhea), and HCV (Hepatitis C infections.)  Cubist is headquartered in Lexington, MA.  Additional information can be found at Cubist’s web site at www.cubist.com.

Cubist and CUBICIN are registered trademarks of Cubist Pharmaceuticals, Inc.

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